UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Athira Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

Richard A. Kayne

Richard and Suzanne Kayne Living Trust U/T/D 01/14/1999

Kayne Family Partnership, L.P.

Kayne 2010 Children’s Trust F/B/O Jennifer L. Kayne-Ehrlich

Kayne 2010 Children’s Trust F/B/O Maggie B. Kayne

Kayne 2010 Children’s Trust F/B/O Saree M. Kayne

KA-Sabes Investments, LLC

KA-Sabes Investments II, LLC

Tanner K. Ehrlich

George W. Bickerstaff, III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RIC KAYNE FILES DEFINITIVE PROXY MATERIALS FOR ATHIRA’S 2022 ANNUAL MEETING

Sends Letter to Athira’s Shareholders Seeking Replacement of CEO Dr. Mark Litton

Highlights New Management and Shareholder Centric Directors Are Required to Provide Proper Oversight of ATH-1017 Clinical Trials to Maximize Likelihood of Success

Urges ATHA Shareholders to VOTE the BLUE Proxy Card

NEW YORK – April 11, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today filed a definitive proxy statement with the Securities and Exchange Commission for the election of himself and George Bickerstaff, III, the former Chief Financial Officer of Novartis Pharma AG, to Athira’s Board of Directors at the Company’s 2022 Annual Meeting of Shareholders scheduled to be held on May 19, 2022.

The full text of the letter mailed to Athira’s shareholders is below.

April 11, 2022

My Fellow Shareholders:

As one of the largest shareholders in Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), I believe in the Company’s long-term prospects and ATH-1017, a potentially game-changing treatment for Alzheimer’s disease. However, under Athira’s current Board of Directors (the “Board”) and management team, I fear that ATH-1017’s chance of successfully clearing clinical trials, obtaining FDA approval, and making it to market in a way that maximizes the benefit for patients and families struggling with Alzheimer’s and creates long-term value for shareholders, is at serious risk.

Athira’s Annual Meeting of Shareholders is just over a month away. Time is short and urgent change is needed. The downside risk to patients and investors of allowing the unproven and unqualified management team led by Dr. Mark Litton to oversee the most important clinical trials in Athira’s history is very high. This Board has failed to make the most important decision it is responsible for—ensuring that the right management team has oversight of the clinical trials.

I have invested millions of dollars of my personal capital in Athira over the last six years, and in doing so helped to finance the critical trials that have propelled Athira to where it is today. Together with my affiliates, I may be deemed to beneficially own approximately 4.8% of the outstanding shares of Athira. I want only to give Athira and ATH-1017 the greatest chance of success. With your help, we can achieve this by bringing much needed leadership and oversight to Athira’s Board and initiating a proper search for a new CEO with the right credentials and experience to oversee ATH-1017’s clinical trials.

Contrary to what the current Board would like you to believe, I am not seeking to bring back Dr. Leen Kawas as CEO or in any other role. Although I had hoped that Dr. Kawas—given her expertise and experience—could provide much needed assistance to Athira’s Board and management team, it is now clear to me that she has moved on. Put simply, my goal in this campaign is to ensure that the previous mistakes of this Board are not repeated in the future and that ATH-1017 sees the light of day.

DR. MARK LITTON IS THE WRONG PERSON TO LEAD ATHIRA

I believe this Board grievously erred in hastily appointing Dr. Litton as CEO. Dr. Litton has zero experience overseeing clinical trials, he made false statements in SEC filings about his academic credentials, and his only operational experience was eight months as president of a biotech company, before being fired. Dr. Litton should not be our CEO.

Notably, based on an exhaustive review of the Company’s definitive proxy filings with the SEC, it is clear that this Board is not eager to submit a strong defense of their decision to appoint Dr. Litton as CEO. That is not surprising given that such a defense does not exist. In the Company’s proxy definitive filings, the Board says very little about Dr. Litton, and does not even assert that Dr. Litton is the right person for the job, let alone attempt to explain why. That is telling.

Dr. Litton was appointed in an unnecessarily rushed process, without a proper search, and the foreseeable yet still distressing result has been a decline in the Company’s market capitalization of over 30%, or approximately $212 million, since he assumed day-to-day management control on June 17, 2021. Furthermore, the Board still has not offered any response regarding Dr. Litton’s misstatement of his academic credentials. Shareholders deserve a public explanation, particularly given how this Board handled the issues with Dr. Kawas last year, and I call on this Board to deliver one. The silence is deafening.

All shareholders should be deeply concerned that this Board, almost as an afterthought, chose to put Athira and ATH-1017’s future in the hands of someone who was passed over or terminated at other companies he worked for, including one he co-founded. In fact, I understand that in March 2021, the Board was considering terminating Dr. Litton or reassigning him from any operational role. But only months later, the Board promoted him to CEO and gave him not one, but two compensation raises. It is simply outrageous to spend our money in that fashion. Given Dr. Litton’s previous history, why did this Board take a chance when others would not? Shareholders should not have to bear this unnecessary risk with so much at stake. Several directors have expressed private misgivings about Dr. Litton’s ability to function as the CEO of Athira, and that was before I alerted them to Dr. Litton’s false SEC filings regarding his academic credentials.

I am, therefore, engaging a search firm to identify a high caliber CEO for Athira. My goal is to present this candidate to the Board and let them decide who is best qualified to achieve positive outcomes for all shareholders. I had requested that the current directors commence a search for a new CEO, but they failed to do so. The Company will soon be reporting some topline results from a phase II study of ATH-1017. Don’t be fooled by the Company’s attempts to attribute positive news to Dr. Litton; if the trials are successful, it is in spite of Dr. Litton, not because of him. Dr. Litton had no role in the development of ATH-1017, and those trials were begun before Dr.

Litton became the CEO. Furthermore, the senior clinician who played a key role overseeing the important trials has just left Athira because of frustration with Dr. Litton, which I believe creates significant risk for the Company to reach critical clinical milestones. Assuming positive results and tailwinds for ATH-1017, that would make change more, not less important, because the CEO would then be tasked with overseeing the truly pivotal trial and bringing this potentially game-changing drug to market. It is imperative that Athira has an experienced CEO capable of maximizing the benefit for patients and creating value for shareholders.

ATHIRA’S CURRENT BOARD HAS AN ABYSMAL TRACK RECORD OF CORPORATE GOVERNANCE

Athira is a poster child for poor corporate governance. It has a staggered Board, does not have a majority voting policy, and shareholders cannot act by written consent or call a special meeting. Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, has recognized these significant governance shortcomings, having recommended that shareholders withhold support from two of the three directors up for election at last year’s annual meeting. Of course, given the lack of a majority voting policy, the impact of withholding our votes does not even require directors to resign, which is a universal requirement at companies with good governance.

Most of the current members of this Board have very little “skin in the game” and therefore do not have an owner mentality, and this is reflected in their poor decision-making. The skill set of this Board has been significantly lacking, with a Chairwoman with no biotech, clinical trial or scientific experience. Until recently, a majority of the Board was similarly situated and lacked the necessary skill set to provide oversight of a clinical stage biotechnology company like Athira. It was only after I identified the gaps at the Board level and agitated for change that the incumbent Board reacted and added Grant Pickering and Michael Panzara as directors. The Board is now trying to get “credit” for these additions, and to somehow cast this as a situation in which “our work is done.” The Board goes to great length to note that I found and recommended Mr. Pickering. That is true, and I continue to support Mr. Pickering, as you will see in the proxy statement I filed today. Rather than crowing about their accomplishments, this Board should be embarrassed that—until I pressed for change and found a capable candidate—it did nothing to address the obvious shortcomings in the skill set of this Board.

It is clear that without shareholder input, this Board would have perpetuated the status quo. That is something we, as owners, should not accept at any time, but especially not right now, given the inflection point we are facing at Athira. Adding me and George Bickerstaff will help the Board restore credibility and refocus on what really matters: attracting the best management team and giving ATH-1017 the best chance of success.

On numerous occasions, I have pushed this Board and management to make the required changes that are in shareholders’ best interest. For example, the Board recently agreed to pursue further open label extensions from the FDA for ATH-1017. What they failed to disclose is that I had to push them to do it. In February 2022, director Joseph Edelman, who runs a hedge fund called Perceptive Advisors and is up for election this year, told me that open label extensions were too expensive and that allowing patients to receive doses of ATH-1017 after the trials expired would create more reportable data for the FDA when the FDA already had enough safety data. I was flabbergasted that a director of a public company developing an experimental drug would express such a view. Open label extensions make perfect sense as a matter of drug development, data collection and simple humanity. Thankfully, the Board reconsidered its decision after my insistence that it do the right thing and listen to the pleas from clinical trial participants and their families.

Change at the Board and management levels is desperately needed to ensure shareholder value is not eroded further and the ATH-1017 clinical trials are not irreparably damaged.

GEORGE BICKERSTAFF AND I HAVE THE INDUSTRY AND OPERATING, STRATEGIC AND FINANCIAL EXPERTISE NEEDED IN THE BOARDROOM

I have nominated myself and George Bickerstaff, the former Chief Financial Officer of Novartis Pharma AG, for election to the Board at the upcoming 2022 Annual Meeting of Shareholders. It is telling that the Board offered me a directorship effective immediately on March 16, 2022, but then withdrew that offer with little explanation. While I bring a true ownership perspective to the Board, George brings extensive financial and operation experience in the healthcare, pharmaceutical and information technology industries, along with expertise in accounting and regulatory matters. He also provides strategic insights into the views of shareholders, investors, analysts, and others in the financial community.

If elected, we will be committed to working alongside the incumbent directors to bring professionalism to Athira’s Board and to initiate a proper search for a new CEO with the right credentials and experience to oversee our clinical trials and provide the oversight necessary to improve the Company’s ailing business model and increase shareholder value.

I URGE YOU TO VOTE THE BLUE PROXY CARD IN SUPPORT OF MY HIGHLY-QUALIFIED NOMINEES

I am asking for your support to help make needed improvements at Athira. Our nominees have a proven track record of value creation and relevant operating expertise. We urge you to protect the value of your investment and help Athira achieve the tremendous potential we know it can.

Vote for restoring and building value at Athira. Please vote your enclosed BLUE proxy card TODAY by signing, dating and returning your BLUE proxy card in the postage-paid envelope provided.

Please vote your BLUE proxy card TODAY.

Sincerely,

Ric Kayne	George Bickerstaff, III

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by signing, dating and returning the enclosed BLUE proxy card.

Simply follow the easy instructions on the BLUE proxy card.

If you have questions about how to vote your shares, please contact:

HARKINS KOVLER, LLC

Shareholders Call Toll-Free: +1 (800) 339-9883

Banks and Brokers Call Collect: +1 (212) 468-5380

Email: ATHA@HarkinsKovler.com

REMEMBER:

Please simply discard any WHITE proxy card that you may receive from Athira. Returning a WHITE proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Ric Kayne’s BLUE proxy card.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

IMPORTANT INFORMATION

On April 11, 2022, Mr. Kayne, together with certain of his affiliates (collectively, the “Kayne Entities”) and Mr. Bickerstaff, as a participant in the Kayne Entities’ solicitation, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to solicit votes for the election of the Kayne Entities’ slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of Athira Pharma, Inc., a Delaware corporation (“Athira” or the “Company”).

THE KAYNE ENTITIES STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE KAYNE ENTITIES’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

FORWARD-LOOKING STATEMENTS:

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in Athira’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Media:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170